FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Court Street Trust II

Fund	Fidelity Connecticut Municipal Money Market Fund
Trade Date	8/15/13
Settle Date	8/29/13
Security Name	CT ST GO 13D SIFMA+9 8/15/14
CUSIP	20772JPY2
Price	100
Transaction Value	$ 2,500,000
Class Size	$ 220,000,000
% of Offering	1.136%
Underwriter Purchased From	Morgan Stanley
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	M.R. Beal & Company
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Ramirez & Co., Inc.
Underwriting Members: (5)	William Blair & Company
Underwriting Members: (6)	Barclays
Underwriting Members: (7)	CastleOak Securities
Underwriting Members: (8)	Citi
Underwriting Members: (9)	Edward Jones
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	J.P. Morgan Securities LLC
Underwriting Members: (12)	Rice Financial Products Company
Underwriting Members: (13)	Roosevelt & Cross, Inc.
Underwriting Members: (14)	TD Securities (USA) LLC
Underwriting Members: (15)	Wells Fargo Securities
Underwriting Members: (16)	Prager & Co., LLC
Underwriting Members: (17)	Robert Baird & Co.
Underwriting Members: (18)	The Williams Capital Group, L.P.
Underwriting Members: (19)	US Bancorp Municipal Securities
Underwriting Members: (20)	Loop Capital Markets. LLC